Free Writing Prospectus
File Pursuant to Rule 433
Registration No.: 333-131524
Registration No.: 333-131524-02

Additional Information Statement dated October 9, 2007

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

SWIFT Master Auto Receivables Trust
Issuing Entity

$1,000,000,000 Class A Floating Rate Asset Backed Notes, Series 2007-2
$92,100,000 Class B Floating Rate Asset Backed Notes, Series 2007-2
$39,500,000 Class C Floating Rate Asset Backed Notes, Series 2007-2

Wholesale Auto Receivables LLC
Depositor

GMAC LLC
Sponsor and Servicer

This additional information statement (this “Additional Statement”) relates to the Series 2007-2 Class A notes, the Series 2007-2 Class B notes and the Series 2007-2 Class C notes offered by the preliminary prospectus supplement, dated October 9, 2007 (the “Preliminary Prospectus Supplement”). Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus Supplement. This Additional Statement should be read in conjunction with the Preliminary Prospectus Supplement. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus Supplement, you should rely upon the information in this Additional Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriters for the Series 2007-2 Class A notes:

Citi	HSBC	Lehman Brothers

KeyBanc Capital Markets	PNC Capital Markets LLC	Scotia Capital	TD Securities

Underwriters for the Series 2007-2 Class B notes and the Series 2007-2 Class C notes:

Citi	HSBC	Lehman Brothers

The information in the Preliminary Prospectus Supplement referenced above in the sections identified below is hereby updated as follows:

FRONT COVER PAGE

•	The total initial principal amount of each class of offered notes indicated under the issuing entity’s name on the front cover page should read:

$1,000,000,000 Class A Floating Rate Asset Backed Notes, Series 2007-2

$92,100,000 Class B Floating Rate Asset Backed Notes, Series 2007-2

$39,500,000 Class C Floating Rate Asset Backed Notes, Series 2007-2

•	The row titled “Principal Balance” in the table on the front cover page should read:

	Class A	Class B	Class C

Principal Balance	$1,000,000,000	$92,100,000	$39,500,000

•	The first sentence under the table on the front cover page should read:

The aggregate principal amount of securities being offered under this prospectus supplement is $1,131,600,000.

•	The first bullet point under “Credit Enhancement and Liquidity” should read:

Reserve fund, with an initial deposit of $19,740,000.

•	The second bullet point under “Credit Enhancement and Liquidity” should read:

Series 2007-2 Class E asset backed notes with an initial principal balance of $171,000,000 will be issued by the trust. The Series 2007-2 Class E notes are not being offered under this prospectus supplement.

•	The third bullet point under “Credit Enhancement and Liquidity” should read:

Series 2007-2 Class D asset backed notes with an initial principal balance of $13,200,000 will be issued by the trust. The Series 2007-2 Class D notes are not being offered under this prospectus supplement.

SUMMARY

•	The first five bullet points under “Summary—Securities” should read:

•	$1,000,000,000 Class A floating rate asset backed notes, Series 2007-2, which we refer to as the “Series 2007-2 Class A notes;”

•	$92,100,000 Class B floating rate asset backed notes, Series 2007-2, which we refer to as the “Series 2007-2 Class B notes;”

•	$39,500,000 Class C floating rate asset backed notes, Series 2007-2, which we refer to as the “Series 2007-2 Class C notes.” We refer to the Series 2007-2 Class A notes, the Series 2007-2 Class B notes and the Series 2007-2 Class C notes, collectively, as the “offered notes;”

•	$13,200,000 Class D floating rate asset backed notes, Series 2007-2, which we refer to as the “Series 2007-2 Class D notes;” and

•	A $171,000,000 Class E floating rate asset backed note, Series 2007-2, which we refer to as the “Series 2007-2 Class E notes.” We refer to the offered notes, the Series 2007-2 Class D notes and the Series 2007-2 Class E notes, collectively, as the “Series 2007-2 notes” and we refer to the Series 2007-2 notes and all other series of notes issued by the trust as the “notes.”

•	The penultimate sentence of the penultimate paragraph under “Summary—Allocation of Collections” should read:

The Net Invested Amount of the Series 2007-2 notes on the closing date will be $1,315,800,000.

•	The second sentence under “Summary—Credit Enhancement and Liquidity—Reserve Fund” should read:

The depositor will deposit $19,740,000 into the Reserve Fund on the closing date.

•	The last sentence under “Summary—Credit Enhancement and Liquidity—Accumulation Period Reserve Account” should read:

The amount required to be on deposit in the Accumulation Period Reserve Account as of the first Distribution Date in the Controlled Accumulation Period is $5,263,200, or 0.40% of the initial principal balance of the Series 2007-2 notes.

THE TRUST

•	The table under “The Trust—Capitalization of the Trust” should read:

The following table shows the expected capitalization of the trust on the closing date after issuance of the offered notes:

Series 2007-1 Notes	$2,350,000,000
Series 2007-2 Class A Notes	$1,000,000,000
Series 2007-2 Class B Notes	$92,100,000
Series 2007-2 Class C Notes	$39,500,000
Series 2007-2 Class D Notes	$13,200,000
Series 2007-2 Class E Notes	$171,000,000

THE NOTES

•	The last sentence of the definition of “Controlled Accumulation Amount” under “The Notes—Payments of Principal—Controlled Accumulation Period” should read as follows:

The Controlled Accumulation Amount will initially equal $219,300,000, but may be higher if the commencement of the Controlled Accumulation Period is postponed, as described under “The Notes—Postponement of Controlled Accumulation Period.”

•	The first sentence of the second paragraph under “The Notes—Credit Enhancement and Other Enhancement—Reserve Fund” should read as follows:

On the closing date, $19,740,000 (or 1.50% of the initial principal balance of the Series 2007-2 notes) will be deposited into the Reserve Fund.

•	Clause (14)(ii) under “The Notes — Early Amortization Events” should read as follows:

(ii) on any subsequent Distribution Date related to the Controlled Accumulation Period, the amount on deposit in the Accumulation Period Reserve Account is less than an amount equal to 0.25% of the initial principal balance of the Series 2007-2 notes;

AFFILIATIONS AND RELATIONSHIPS AMONG TRANSACTION PARTIES

•	The fifth paragraph under “Affiliations and Relationships Among Transaction Parties” should be deleted in its entirety.

UNDERWRITING

•	The row titled “Total” in the first table under “Underwriting” should read as follows:

	Series 2007-2	Series 2007-2	Series 2007-2
	Class A Notes	Class B Notes	Class C Notes

Total	$1,000,000,000	$92,100,000	$39,500,000

GLOSSARY OF PRINCIPAL TERMS

•	The definition of “Initial Invested Amount” should read as follows:

“Initial Invested Amount” means, with respect to the Series 2007-2 Notes, $1,315,800,000.

•	The definition of “Accumulation Period Reserve Account Required Amount” should read as follows:

“Accumulation Period Reserve Account Required Amount” means, for each Distribution Date beginning on the Accumulation Period Reserve Account Funding Date and until the Accumulation Period Reserve Account is terminated, an amount equal to 0.40% of the initial principal balance of the Series 2007-2 notes.

REAR COVER PAGE

•	The initial principal amount of the Class A Floating Rate Asset Backed Notes, Series 2007-2 in the right hand column of the rear cover page should read as follows: $1,000,000,000

•	The initial principal amount of the Class B Floating Rate Asset Backed Notes, Series 2007-2 in the right hand column of the rear cover page should read as follows: $92,100,000

•	The initial principal amount of the Class C Floating Rate Asset Backed Notes, Series 2007-2 in the right hand column of the rear cover page should read as follows: $39,500,000

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